As filed with the Securities and Exchange Commission on October 17, 2014
Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM S-8
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REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
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BRAZIL MINERALS, INC.
(Exact name of registrant as specified in its charter)
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Nevada	39-2078861
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

155 North Lake Avenue, Suite 800
Pasadena, CA 91101
 (213) 590-2500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Brazil Minerals, Inc. 2013 Stock Incentive Plan
 (Full title of the Plan)

Marc Fogassa
Chief Executive Officer
Brazil Minerals, Inc.
155 North Lake Avenue, Suite 800
Pasadena, CA 91101
(213) 590-2500
 (Name, Address and Telephone Number of Agent for Service)

 Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer ❒	Accelerated filer ❒
Non-accelerated filer ❒	Smaller reporting company ☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $.001 per share (1)(2)(3)	11,279,973	$ 0.04	$ 451,199	$ 52.43

(1)
These shares may be issued pursuant to the Brazil Minerals, Inc. 2013 Stock Incentive Plan (the “Plan”) and pursuant to stock options authorized by our Board of Directors and issued to certain of our officers, directors, employees, and consultants pursuant to the Plan. Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and in order to prevent dilution, the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of a stock split, stock dividend, recapitalization or similar transaction involving the registrant’s common stock.

(2)
 These shares are reserved for future award grants under the Plan and the proposed maximum offering price per share is the high and low prices of the Registrant’s common stock as reported on otcmarkets.com within 5 business days prior to October 17, 2014 in accordance with Rule 457(h) and (c).

(3)
Any shares of Common Stock covered by an award granted under the Plan that is forfeited, canceled or expires (whether voluntarily or involuntarily) will be deemed not to have been issued for purposes of determining the maximum aggregate number of shares of Common Stock that may be issued under the Plan.

EXPLANATORY NOTE

This Registration Statement is being filed to register the issuance of up to a total of 11,279,973 shares of common stock of Brazil Minerals, Inc., par value $.001 per share, to certain of our eligible employees, consultants and non-employee directors as restricted stock, performance shares and other stock-based awards or upon the subsequent exercise of any stock options granted under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.    Plan Information

The documents containing the information specified in Part I of this Registration Statement will be sent or given to eligible employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act") as of the date of this Registration Statement. Such documents are not required to be and are not filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.    Registrant Information and Employee Plan Annual Information.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) Prospectus), other documents required to be delivered to eligible employees pursuant to Rule 428(b) or additional information about the offering are available without charge by contacting:

Marc Fogassa
Chief Executive Officer
Brazil Minerals, Inc.
155 North Lake Drive, Suite 800
Pasadena, CA 90212
(213) 590-2500

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3.    Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the documents listed below. In addition, all documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents:

•	Amendment No. 4 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the Commission on September 29, 2014;

•	all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referenced above.

Item 4.    Description of Securities.

General

Our authorized capital stock consists of 300,000,000 shares of Common Stock, par value $.001 per share, and 10,000,000 shares of preferred stock, par value $.001 per share. The following description of our capital stock is intended as a summary only and is qualified in its entirety by reference to our Articles of Incorporation, as amended, and By-laws.

Common Stock

Holders of shares of our Common Stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Except if a greater plurality is required by the express requirements of law or the Company’s Articles of Incorporation, as amended, the affirmative vote of a majority of the shares of voting stock represented at a meeting of stockholders at which there shall be a quorum present shall be required to authorize all matters to be voted upon by the stockholders of the Company. According to our charter documents, holders of our Common Stock do not have preemptive rights and are not entitled to cumulative voting rights. There are no conversion or redemption rights or sinking funds provided for our common stockholders. Shares of our Common Stock share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available for distribution as dividends. In the event of a liquidation, dissolution or winding up of the Company, the holders of our Common Stock are entitled to share pro rata all assets remaining after payment in full of all liabilities and distributions to holders of preferred stock with preferential rights to distributions. All of the outstanding shares of our Common Stock are fully paid and non-assessable.

Preferred Stock

One series of preferred stock has been designated- Series A Convertible Preferred Stock, par value $.001 per share (“Series A Preferred”). One share of such series has been issued.

The holders of the Series A Preferred Stock shall not be entitled to dividends, except that in the event that a dividend is declared on the Company’s Common Stock, the holders of the Series A Preferred shall receive the dividends that would be payable if all then outstanding shares were converted into Common Stock immediately prior to the declaration of the dividend.

In the event of the liquidation, dissolution or winding up of the Company, the holder of Series A Preferred shall not be entitled to a liquidation preference over the holders of the Common Stock, but the holder of the Series A Preferred shall share pro rata with the holders of Common Stock, as if all then outstanding shares of Series A Preferred were converted into Common Stock, in any assets of the Company available therefor after the payment of all sums to which the holders of other classes of outstanding Preferred Stock, if any, having a preference over the Series A Preferred, are entitled.

For so long as Series A Preferred is issued and outstanding, the holder of Series A Preferred shall vote together as a single class with the holders of the Company’s Common Stock, and the holders of any other class or series of shares entitled to vote with the Common Stock, with the holders of Series A Preferred being entitled to 51% of the total votes on all such matters, and the holders of Common Stock and any other shares entitled to vote being entitled to their proportional share of the remaining 49% of the total votes based on their respective voting power.

 At any time, the share of Series A Preferred Stock shall be convertible into one share of Common Stock.

Transfer Agent and Registrar

The registrar and transfer agent for the Company’s common stock is VStock Transfer, LLC, 18 Lafayette Place, Woodmere, New York 11598 and its main telephone number is 212-828-8436.

Item 5. Interests of Named Experts and Counsel.

The validity of the shares of common stock offered hereby will be passed upon for the Registrant by Jay Weil, Esq., 27 Viewpoint Road, Wayne, New Jersey 07470.

Item 6.  Indemnification of Directors and Officers

The Nevada Revised Statutes (“NRS”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he is not liable pursuant to NRS Section 78.138 or acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. NRS Chapter 78 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he is not liable pursuant to NRS Section 78.138 or acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court or other court of competent jurisdiction in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court or other court of competent jurisdiction shall deem proper.

Our By-laws provide that no officer or director shall be personally liable for any obligations of the Company or for any duties or obligations arising out of any acts or conduct of said officer or director performed for or on behalf of the Company and that the Company indemnifies and hold harmless each person and their heirs and administrators who shall serve at any time as a director or officer of the Company from and against any and all claims, judgments and liabilities to which such persons shall become subject by reason of their having been a director or officer of the Company, or by reason of any action alleged to have heretofore or hereafter taken or omitted to have been taken by him as such director or officer, and that the Company shall reimburse each such person for all legal and other expenses reasonably incurred by him in connection with any such claim or liability, including power to defend such persons from all suits or claims as provided for under the provisions of the Nevada Revised Statutes; provided, however, that no such persons shall be indemnified against, or be reimbursed for, any expense incurred in connection with any claim or liability arising out of his (or her) own negligence or willful misconduct.

At present, there is no pending litigation or proceeding involving a director, officer or employee regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

The indemnification provisions in our By-laws may be sufficiently broad to permit indemnification of our directors and officers for liabilities arising under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits

A list of exhibits is set forth on the Exhibit Index that immediately precedes the exhibits and which is incorporated by reference herein.

Item 9.    Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering price may be reflected in the form of prospectus filed with the Commission under Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered by this registration statement, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Beverly Hills, California, on October 17, 2014.

BRAZIL MINERALS, INC. (Registrant)

By:	/s/ Marc Fogassa
Marc Fogassa
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name and Title	Date

/s/ Marc Fogassa	October 17, 2014
Marc Fogassa
Chief Executive Officer, Chief Financial Officer and Director
(Principal Executive Officer and Principal Financial and Accounting Officer)

/s/ Roger Noriega	October 17, 2014
Roger Noriega
Director

/s/ Paul Durand	October 17, 2014
Paul Durand Director
/s/ Luis Mauricio Ferraiuoli de Azevedo
Luis Mauricio Ferraiuoli de Azevedo Director	October 17, 2014

INDEX TO EXHIBITS

Exhibit Number	Description of Document

4.1	Brazil Minerals, Inc. 2013 Stock Incentive Plan. Incorporated by reference to Exhibit 10.7 to the Company’s Annual Report on Form 10-K for the transition period ended December 31, 2012.

5.1	Opinion of Jay Weil, Esq. regarding legality.*

23.1	Consent of Jay Weil, Esq. (included in Exhibit 5.1).

23.2	Consent of Silberstein Ungar, PLLC.*

* Filed herewith.